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                                                                     Exhibit 2.1

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


         FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2001 (this "FIRST AMENDMENT"), among dELiA*s Corp., a Delaware corporation formerly known as iTurf Inc. ("ITURF"), TheSpark.com Inc. (formerly known as iTurf Caveman Acquisition Corporation), a Massachusetts corporation and a wholly owned subsidiary of iTurf (the "MERGER SUB"), and the former stockholders of TheSpark.com, Inc. (a Massachusetts corporation which was merged with and into Merger Sub) listed on the signature page(s) to this First Amendment (the "SELLING Stockholders").

                              W I T N E S S E T H:

         WHEREAS, iTurf, Merger Sub, and the Selling Stockholders have previously entered into an Agreement and Plan of Merger, dated as of February 4, 2000 (the "ORIGINAL MERGER AGREEMENT"); and

         WHEREAS, the parties desire to amend the Original Merger Agreement as set forth herein (as amended, the "MERGER AGREEMENT").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree to amend the Original Merger Agreement as follows:

         1.    DEFINITIONS.

                  (a) Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                  (b) Article IX of the Original Merger Agreement is hereby amended to add the following definitions:

                           "ADJUSTED DEFERRED SHARE AMOUNT" means the difference
obtained by subtracting (1) the Deferred Share Adjustment FROM (2) 2,000,000.

                           "AGGREGATE SHARE APPRECIATION" means the product of
(1) the Per Share Appreciation MULTIPLIED BY (2) 2,000,000.

                           "ANCILLARY DOCUMENTS" means the Registration Rights
Agreement Amendment and the Second Escrow Agreement.

                           "DECEMBER 2000 PRICE" means the average of the
closing prices per share of iTurf Common Stock on the Nasdaq Stock Market for the period consisting of the twenty (20) Trading Days immediately preceding December 31, 2000.

                           "DEFERRED CASH PAYMENT" means Two Million Five
Hundred Thousand Dollars ($2,500,000) in cash.

                           "DEFERRED CONTINGENT PAYMENT" means the lesser of (1)
One Million Five Hundred Thousand Dollars ($1,500,000) and (2) the difference (but not less than zero) obtained by
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subtracting (A) the sum of (i) the Deferred Cash Payment to the extent timely made to the Selling Stockholders and (ii) subject to the third sentence of
Section 1.11(d), the sum of all Strategic Transaction Proceeds Payments to the extent timely made to the Selling Stockholders in accordance with Section 1.11(c)(iii) of the Merger Agreement FROM (B) Seven Million Five Hundred Thousand Dollars ($7,500,000).

                           "DEFERRED SHARE ADJUSTMENT" means the product of (1)
0.5 MULTIPLIED BY (2) the quotient obtained by dividing (A) the Aggregate Share Appreciation BY (B) the May 2001 Price.

                           "DEFERRED SHARES" means that number of shares of
iTurf Common Stock equal to the lesser of (1) 2,000,000 and (2) the Adjusted Deferred Share Amount.

                           "FEBRUARY 2002 PRICE" means the average of the Market
Prices per share of iTurf Common Stock on the principal market on which it is traded (currently the Nasdaq National Market) for the period consisting of the twenty (20) Trading Days immediately preceding February 23, 2002.

                           "FIRST AMENDMENT" means the First Amendment to the
Merger Agreement, dated as of January 12, 2000, among iTurf, Merger Sub and the Selling Stockholders.

                           "FIRST REFUSAL SHARES" means all Shares issued
pursuant to the Merger Agreement.

                           "INITIAL SHARES" means the number of shares of iTurf
Common Stock issued at Closing pursuant to clause 1 of Section 1.7(a)(i) of the Merger Agreement.

                           "ITURF" means dELiA*s Corp., a Delaware corporation
formerly known as iTurf Inc.

                           "ITURF COMMON STOCK" means Class A common stock, par
value $.01 per share, of dELiA*s Corp.

                           "KAHN" means Stephen I. Kahn, a natural person with
offices at 435 Hudson Street, New York, New York 10014.

                           "MARKET PRICE" of a share of iTurf Common Stock on
any Trading Day shall be (a) if the principal market for iTurf Common Stock is a national securities exchange, the last reported sales price per share of iTurf Common Stock on such day as reported on a consolidated tape reflecting transactions on such exchange or, if not so reported, as reported by such exchange, (b) if the principal market for iTurf Common Stock is not a national securities exchange and iTurf Common Stock is quoted on the Nasdaq National Market or Nasdaq SmallCap Market (collectively, "Nasdaq") and (i) if actual sales price information is available with respect to iTurf Common Stock, the last reported sales prices per share of iTurf Common Stock on such day as reported by Nasdaq, or (ii) if such information is not available, the average of the highest bid and the lowest asked prices per share for iTurf Common Stock on such day as reported by Nasdaq, or (c) if the principal market for iTurf Common Stock is not a national securities exchange and the Common Stock is not quoted on Nasdaq, the average of the highest bid and lowest asked prices per share for iTurf Common Stock on such day as reported on the OTC Bulletin Board or, if not so reported, then by National Quotation Bureau, Incorporated; PROVIDED, HOWEVER, that if clauses (a), (b) and (c) of this paragraph are all inapplicable because iTurf Common Stock is not publicly traded or if no trades have been made and no quotes are available for such day, the Market Price of a


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share of iTurf Common Stock on such day shall be determined by agreement between the Sellers' Agents and iTurf or, if they fail to agree, by arbitration pursuant to Section 10.9 of the Merger Agreement.

                           "MAY 2001 PRICE" means the average of the Market
Prices per share of iTurf Common Stock on the principal market on which it is traded (currently The Nasdaq National Market) for the period consisting of the twenty (20) Trading Days immediately preceding May 19, 2001.

                           "PER SHARE APPRECIATION" means the greater of (1)
zero and (2) the difference obtained by subtracting (1) the December 2000 Price FROM (2) the May 2001 Price.

                           "SEC" means the Securities and Exchange Commission

                           "SECOND ESCROW AGREEMENT" means the Second Escrow
Agreement between iTurf, the Representatives and Parker Chapin LLP (or its successor), as escrow agent, in substantially the form annexed to the First Amendment as Annex A, to be entered into contemporaneously with the delivery of the Deferred Cash Payment to the Escrow Agent."

                           "SHARES" means shares of iTurf Common Stock

                           "SPARK TRANSACTION NET PROCEEDS" means the gross
proceeds actually received from time to time by Merger Sub from a Strategic Transaction that is consummated after the transfer of Merger Sub pursuant to
Section 4.17(b)(ii) and prior to March 1, 2002 LESS (1) Transaction Expenses incurred by the Selling Stockholders in connection with such transaction and (2) liabilities of Merger Sub included on the face of its balance sheet in accordance with GAAP that are not assumed by a third party in connection with a Strategic Transaction.

                           "STRATEGIC TRANSACTION" means a merger or
consolidation of Merger Sub; a sale, pledge, hypothecation, exchange or other or similar disposition of all or part of the capital stock of Merger Sub; or a sale, lease, license, exchange or other disposition of Substantial Assets of Merger Sub, in any case, in one or more transactions.

                           "STRATEGIC TRANSACTION NET PROCEEDS" means the gross
proceeds actually received by iTurf and/or Merger Sub (or deemed received in accordance with Section 1.11(c)(ii) of the Merger Agreement by iTurf and/or the Company) from one or more Strategic Transactions applicable to Merger Sub and/or its businesses or assets, LESS (1) reasonable Transaction Expenses incurred by iTurf and Merger Sub in connection with such transaction, (2) liabilities of Merger Sub (other than liabilities for borrowed monies, guaranties of obligations and other financial accommodations) incurred in the ordinary course of business and incurred in a manner consistent with Merger Sub's practices as they existed prior to October 28, 2000 included on the face of its balance sheet prepared in accordance with GAAP on a basis consistent with Merger Sub's balance sheet as at October 28, 2000 ("the OCTOBER 28 BALANCE SHEET") (a copy of which will be delivered to Sellers' Agents in accordance with Section 13) and which are not assumed by a third party in connection with a Strategic Transaction, and
(3) severance payments, accrued expenses and similar obligations paid by iTurf or Merger Sub to Merger Sub employees .

                           "STRATEGIC TRANSACTION PROCEEDS PAYMENT" relating to
a Strategic Transaction means the product of (1) 50% MULTIPLIED BY the lesser of
(A) the Strategic Transaction Net Proceeds from such Strategic Transaction and
(B) Sixteen Million Dollars ($16,000,000).


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                           "SUBSTANTIAL ASSETS" means, with respect to Merger
Sub, a substantial portion of the intellectual property and/or physical assets of Merger Sub and/or Merger Sub's (1) TheSpark.com business, (2) the Sparknotes.com business or (3) the SparkMatch.com business.

                           "TRANSACTION EXPENSES" means legal, accounting and
financial advisory/investment banking and similar fees and expenses reasonably incurred by iTurf or Merger Sub in connection with, and directly attributable to the portion of a Strategic Transaction applicable to Merger Sub and/or its businesses or assets.

         2. RESTATEMENT OF SECTION 1.7(a)(i). Section 1.7(a)(i) of the Merger Agreement is hereby amended and restated as follows:

                  1.7 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of iTurf, Merger Sub, the Company or the holders of any of the following securities:

                           (a)      CONVERSION OF SECURITIES

                                    (i) Subject to Sections 1.8 and 1.9, each
share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of the Company) shall be converted into the right to receive:

                                            (1) that number of fully paid and
non-assessable shares of Class A common stock, par value $.01 per share, of iTurf ("ITURF COMMON STOCK") equal to the quotient obtained by dividing (A) One Million One Hundred Thousand (1,100,000) by (B) the number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (the "MERGER DENOMINATOR"),

                                            (2) the Deferred Shares divided by
the Merger Denominator,

                                            (3) the Deferred Cash Payment
divided by the Merger Denominator,

                                            (4) the Strategic Transaction
Proceeds Payment divided by the Merger Denominator, and

                                            (5) the Deferred Contingent Payment
divided by the Merger Denominator (collectively, the "MERGER CONSIDERATION").

         3. RESTATEMENT OF SECTION 1.11. Section 1.11 of the Merger Agreement is hereby amended and restated as follows:

                           (a) DEFERRED SHARES. After May 19, 2001 but not later
than June 1, 2001, iTurf shall issue and deliver to the Selling Stockholders the Deferred Shares on a pro-rata basis in accordance with SCHEDULE 2.3.

                           (b) DEFERRED CASH PAYMENT. Not later than nine days
after the fulfillment or waiver of the condition described in Section 13(a) of the First Amendment, iTurf shall pay to the Selling Shareholders the Deferred Cash Payment on a pro-rata basis in accordance with SCHEDULE 2.3, which


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payment shall be delivered by wire transfer of immediately available funds to the escrow agent contemplated by the Second Escrow Agreement, which agent shall hold the Deferred Cash Payment on behalf of the Selling Stockholders. It is understood and agreed that all right, title and interest in the Deferred Cash Payment shall vest in the Selling Stockholders, pro-rata in accordance with
SCHEDULE 2.3, upon delivery to the escrow agent, subject to (i) delayed delivery by the escrow agent as provided in the Second Escrow Agreement and (ii) iTurf's interest in the interest accruing on the Deferred Cash Payment as provided in the Second Escrow Agreement.

                           (c)      STRATEGIC TRANSACTION PROCEEDS PAYMENT.

                                    (i) Promptly following the consummation of
each Strategic Transaction consummated prior to March 1, 2002, iTurf shall deliver to the Selling Stockholders the portion of the Strategic Transaction Proceeds Payment payable with respect to such Strategic Transaction on a pro-rata basis in accordance with SCHEDULE 2.3, less, in the case of payments to Net Associates, the Advanced Amount.

                                    (ii) If a Strategic Transaction occurs as
part of what would be a similar transaction for or of iTurf or a similar transaction (or series of similar transactions with the same purchaser or with entities that control, are controlled by or are under common control with a person or entity with whom a Strategic Transaction is consummated) involving GURL.com or other property, subsidiary or business owned, directly or indirectly, by iTurf, the gross proceeds and the Transaction Expenses thereof shall be allocated in determining the Strategic Transaction Net Proceeds in such manner as iTurf and the Sellers' Agents may agree or, if they fail to agree within ten (10) days following such transaction, the dispute shall be submitted to such nationally recognized investment banking firm or appraiser as iTurf and the Sellers' Agents may agree (the determination by which shall be final and binding upon the parties).

                                    (iii) For avoidance of doubt, it is
understood that if, in good faith, the gross proceeds received by iTurf or Merger Sub from a Strategic Transaction are in the form of securities, promissory notes or other payment obligations, assets, contingent payments or other consideration rather than or in addition to cash, then (A) each Selling Stockholder may elect to accept its pro rata (or a lesser) portion of such Strategic Transaction Proceeds or (B) the Selling Stockholders may to reallocate such Strategic Transaction Proceeds among them, and the Strategic Transaction Proceeds shall be delivered in the same form, including cash, (provided, however, in the instance of non-separable assets, the parties shall negotiate in good faith an equitable ownership structure to share ownership of such assets in common). It is also understood that to the extent proceeds received are in the form of a contingent payment or similar right, then iTurf's obligation under this Section 1.11(c)(iii) shall be deferred to the extent necessary to deliver each Selling Stockholder's applicable portion of such contingent payment or right at or promptly following the time of receipt of such contingent payment or similar right.

                           (d) DEFERRED CONTINGENT PAYMENT. Not later than March
1, 2002, iTurf shall deliver to the Selling Stockholders the Deferred Contingent Payment on a pro-rata basis in accordance with SCHEDULE 2.3. The Deferred Contingent Payment may be made, at iTurf's election, in the form of cash or, to the extent at the time registered for immediate resale under the Securities Act, and listed for trading on the Nasdaq National Market, iTurf Common Stock ; PROVIDED, HOWEVER, that if all or any portion of such payment is made by virtue of iTurf's election under Section 4.17(b), such payment shall be made in cash. If a part of the Strategic Transaction Proceeds is in the form of promissory notes or other payment obligations and/or contingent payments or other similar provision for potential deferred payment, then the Deferred Contingent Payment shall be made on the basis of cash proceeds actually received therefrom recalculated at the time the buyer makes the actual payment thereof based on the


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actual amounts received, with any additional (or refund) payments to be made at that time. If the Deferred Contingent Payment is made in the form of iTurf Common Stock, then the February 2002 Price shall be used for the purpose of computing the number of shares.

         (e) CESSATION OF LISTING. Notwithstanding anything in the foregoing to the contrary:

                  (i) if on or prior to the date of issuance of Deferred Shares, iTurf Common Stock is not traded on either the Nasdaq National Market or the New York Stock Exchange, the Sellers' Agents may require that the Selling Stockholders, in lieu of receiving the Deferred Shares, be paid in cash based on the May 2001 Price; and

                  (ii) if iTurf elects to issue iTurf Common Stock in payment of the Deferred Contingent Payment then, if prior to the issuance of such Shares, iTurf Common Stock is not traded on either the Nasdaq National Market or the New York Stock Exchange, the Sellers' Agents may require that payment of all or part of the Deferred Contingent Payment be made in cash.

         (f) LIMITATION ON REPURCHASES DURING PRICING PERIODS. iTurf has announced a stock repurchase program. iTurf agrees that neither it nor any of its affiliates will make market purchases (except for market purchases which satisfy the conditions set forth in Rule 10b-18(b) promulgated under the Exchange Act) of iTurf Common Stock in the periods during which the December 2000 Price, May 2001 Price or February 2002 Price are to be determined.

         4. AMENDMENT AND RESTATEMENT OF SECTION 4.17. Section 4.17 of the Merger Agreement is hereby amended and restated as follows:

                  4.17.    EFFORTS TO SUPPORT THE SURVIVING CORPORATION.

                           (a)      SUPPORT OBLIGATION.

                                    (i) Until the date of the First Amendment:

                                            iTurf will maintain, and use its
reasonable commercial efforts to support and expand, the Surviving Corporation's domain name, Web site and organization and use reasonable commercial efforts (including funding of operating expenses) to increase its sales commensurate with the Surviving Corporation's growth opportunities. iTurf shall cause its senior executive officers to consult no less often than quarterly with the General Manager of the Surviving Corporation to discuss the performance of the Surviving Corporation, budgetary issues, corporate strategy and such other corporate issues as the General Manager of the Surviving Corporation shall request. iTurf shall make all reasonable efforts to consult with the General Manager of the Surviving Corporation prior to causing the Surviving Corporation to hire or fire any employee of the Surviving Corporation. iTurf shall provide employees of the Surviving Corporation with all medical insurance coverage and other benefits which are generally provided to iTurf employees and shall include employees of the Surviving Corporation in all employee benefit plans in which iTurf employees generally participate, including without limitation, retirement plans and equity participation plans. If at any time Yagan is not the General Manager of the Surviving Corporation, or holding a similar or more senior position with the Surviving Corporation, the Surviving Corporation's and iTurf's obligations under this Section shall be to consult with Coyne if he holds such a position at the Surviving Corporation or, if not, with the Surviving Corporation's Creative Director. If neither Yagan nor Coyne is employed with the Surviving Corporation, the Sellers' Agents may appoint another employee with whom iTurf shall consult pursuant to this Section.


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The obligations of iTurf under this Section shall terminate upon the expiration of the Second Earnout Measurement Period.

                                    (ii) Subsequent to the date of the First
Amendment:

                                            iTurf: (A) shall maintain the
Surviving Corporation's domain names and Web sites and; (B) shall not reduce the number of employees authorized for employment as of December 18, 2000; (C) shall provide a similar amount of office space to the Surviving Corporation as is currently used by the Surviving Corporation, which space is to be either at its current location or at a location reasonably approved by the General Manager of the Surviving Corporation; and (D) shall operate and fund the Surviving Corporation's business (following consultation with the General Manager of the Surviving Corporation as to any proposed changes to operations or funding) materially in accordance with the plan attached hereto as SCHEDULE A. . iTurf shall cause its senior executive officers to consult no less often than monthly with the General Manager of the Surviving Corporation to discuss the performance of the Surviving Corporation, budgetary issues, corporate strategy and such other corporate issues as the General Manager of the Surviving Corporation shall request. iTurf shall not permit the Surviving Corporation to hire or fire any employee of the Surviving Corporation without the consent of the General Manager of the Surviving Corporation (which consent shall not be unreasonably withheld or delayed), who is authorized to replace any employee who is terminated or who voluntarily terminates employment with a person of similar experience, skill or salary. iTurf shall provide employees of the Surviving Corporation with all medical insurance coverage and other benefits which are generally provided to iTurf employees and shall include employees of the Surviving Corporation in all employee benefit plans in which iTurf employees generally participate, including without limitation, retirement plans and equity participation plans. Until March 1, 2002 (or such earlier time as iTurf exercises its option under Section 4.17(b)), Yagan shall be the General Manager of the Surviving Corporation. If at any time Yagan voluntarily terminates his employment with the Surviving Corporation or resigns as the General Manager of the Surviving Corporation or a similar or more senior position with the Surviving Corporation, Coyne shall be appointed General Manager of the Surviving Corporation if Coyne is then employed by the Surviving Corporation or, if not, with Maxwell Krohn. If neither Yagan, Coyne nor Krohn is employed with the Surviving Corporation, the Sellers' Agents may appoint another employee with whom iTurf shall consult pursuant to this Section.

                      (b) ELECTION TO TERMINATE OBLIGATIONS. However, iTurf may elect to terminate its obligations under this Section 4.17 at any time after June 1, 2001 by giving written notice thereof to the Selling Stockholders and contemporaneously therewith: (i) paying to the Selling Stockholders the minimum amount ($1,500,000) of the Deferred Contingent Payment (which, after payment, it may set off against the first $1,500,000 of Strategic Transaction Proceeds Payments due in excess of $5,000,000), which payment shall be on a pro-rata basis in accordance with SCHEDULE 2.3; and (ii) at the option of the Sellers' Agents exercised within thirty (30) days after receipt of written notice of iTurf's election under this Section 4.17(b), delivering to the Selling Stockholders, free and clear of any Liens, on a pro-rata basis in accordance with SCHEDULE 2.3, all of the outstanding capital stock of Merger Sub. In connection with such delivery, the Selling Stockholders shall concurrently agree to pay to iTurf 50% of any Spark Transaction Net Proceeds, which agreement shall be made in a writing mutually agreeable to iTurf and the Sellers' Agents. Prior to such delivery, iTurf shall cause any liability of Merger Sub for (1) obligations for borrowed money, (2) obligations of iTurf (including, without limitation, guarantees of obligations or indebtedness of iTurf and similar financial accommodations) or any of its Affiliates and (3) obligations owed to iTurf or any of its Affiliates to be released and discharged.

                           (c) RELEASE OF CERTAIN SELLING STOCKHOLDER
OBLIGATIONS. Without limiting the Selling Stockholders' rights under Section 1.7., in the event iTurf makes the election contemplated by


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Section 4.17(b), all of the Selling Stockholders shall be released from their obligations under Section 4.12(b) of the Merger Agreement and, upon request of a Selling Stockholder, shall remove the legend thereon and stop transfer instructions concerning such restrictions.

                           (d) TERMINATION FOLLOWING STRATEGIC TRANSACTIONS. In
the event of a Strategic Transaction in which less than all of the assets of Merger Sub are disposed, iTurf's obligations under Section 4.17(b) shall be equitably and proportionately adjusted to reflect the scale of the remaining assets. Following one or more Strategic Transactions after which all or substantially all of the assets of Merger Sub are no longer controlled directly or indirectly by iTurf, iTurf's obligations under Section 4.17 shall terminate if such obligations have not already been terminated.


         4A. AMENDMENT OF SECTION 4.12. The last sentence of Section 4.12 of the Merger Agreement is amended to read as follows:

Promptly following the earlier of the date the applicable periods in Section
4.12 lapse or the date of iTurf's termination of its obligations under Section 4.17, upon the request of a Selling Stockholder, iTurf shall cause appropriate stock certificates to be issued in exchange for existing certificates without the portion of any restrictive legend imprinted thereon, and shall cause all stop transfer instructions to be removed that have been imposed, by virtue of this Section 4.12(b).

         5. REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDERS. Each Selling Stockholder hereby severally makes the following representations and warranties to iTurf, each of which shall be unaffected by any investigation heretofore or hereafter made by iTurf or Merger Sub or any notice to iTurf or Merger Sub; PROVIDED, HOWEVER, that no Selling Stockholder is making any representation or warranty hereby relating to any other Selling Stockholder:

                  (a) AUTHORITY RELATIVE TO THIS AMENDMENT. The Selling Stockholder has all requisite power and authority to enter into and to deliver this First Amendment and the Ancillary Documents and to perform the obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Selling Stockholder of this First Amendment and the Ancillary Documents have been duly authorized by all necessary action, partnership or otherwise, on the part of the Selling Stockholder and no other partnership or other proceedings on the part of the Selling Stockholder is necessary to authorize this First Amendment or the Ancillary Documents or to consummate the transactions contemplated hereby or thereby. This First Amendment and the Ancillary Documents has been duly executed and delivered by the Selling Stockholder, and assuming the due authorization, execution and delivery of this First Amendment and the Ancillary Documents by the other parties hereto and thereto, constitutes legal, valid and binding obligations of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity).

                  (b) NO CONFLICTS. The execution and delivery by the Selling Stockholder of this First Amendment and the Ancillary Documents and the performance by the Selling Stockholder of this First Amendment and the Ancillary Documents will not, (i) conflict with or violate the governing documents of the Selling Stockholder that is not a natural person, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Selling Stockholder or by which the Selling Stockholder's properties are bound or affected. The execution and delivery of this First Amendment and the Ancillary Documents by the Selling Stockholder will not require of the Selling Stockholder any consent, approval,


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authorization or permit of, or filing with or notification to, any governmental entity where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby or otherwise prevent the Selling Stockholder from performing the Selling Stockholder's respective obligations under this First Amendment and the Ancillary Documents.

                  (c) INVESTMENT REPRESENTATION. The Selling Stockholder possesses such knowledge and experience in financial and business matters that the Selling Stockholder is capable of evaluating the merits and risks of the portion of the Merger Consideration consisting of shares of iTurf Common Stock and contingent rights. The Selling Stockholder is fully aware of the restrictions on resale of such shares pursuant to applicable securities laws prior to registration thereof. The Selling Stockholder is acquiring the shares of iTurf Common Stock for investment purposes and not with a view to or in connection with a distribution within the meaning of the Securities Act, except pursuant to an effective registration statement or an exemption therefrom.

                  The Selling Stockholder understands and acknowledges that the shares of iTurf Common Stock included in the Merger Consideration and contingent rights will not be registered for issuance to the Selling Stockholder under the Securities Act in reliance upon an exemption from the registration requirements thereof, and that such shares will not be registered or qualified under the securities or Blue Sky laws of any other jurisdiction for issuance to the Selling Stockholder. The Selling Stockholder understands and acknowledges that the availability of such exemption is based, in part, upon the Selling Stockholder's representations in this Section. The Selling Stockholder has also been afforded an opportunity to ask questions of iTurf and its senior management regarding iTurf and the terms of the transactions contemplated by this First Amendment and have been given all information as has been requested by the Selling Stockholder in order to evaluate fully the merits and risks of the Merger Consideration. The Selling Stockholder has received a copy of each of the SEC Reports (as defined below).

         6. REPRESENTATIONS AND WARRANTIES OF ITURF AND MERGER SUB. iTurf and Merger Sub, jointly and severally, hereby make the following representations and warranties to the Selling Stockholders:

                  (a) ORGANIZATION AND QUALIFICATION.

                           (i) iTurf is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is presently being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and approvals would not have a material adverse effect on the business, results of operations or financial condition of iTurf and its subsidiaries, taken as a whole (an "ITURF MATERIAL ADVERSE EFFECT"). iTurf is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the conduct of its business or the ownership or leasing of its properties requires such qualification, except for such failures to be so duly qualified or licensed and in good standing that would not have an iTurf Material Adverse Effect.

                           (ii) iTurf has heretofore furnished to counsel to the
Selling Stockholders true and complete copies of iTurf's certificate of incorporation and bylaws, each as amended to date. Such certificate of incorporation, articles of organization and bylaws are in full force and effect. Neither iTurf nor Merger Sub is in violation of any of the provisions of such instruments, except for any such violations as would not have an iTurf Material Adverse Effect.

                  (b)      AUTHORITY RELATIVE TO THIS FIRST AMENDMENT.

                           (i) iTurf has all requisite corporate power and
authority to enter into and deliver this First Amendment and the Ancillary Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this First Amendment and the Ancillary Documents to which each is party and the consummation by iTurf of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of iTurf, and no other corporate proceedings on the part of iTurf are necessary to authorize this First Amendment or the Ancillary Documents to which each is party or to consummate the transactions so contemplated hereby and thereby. This First Amendment and the Ancillary Documents to which each is party have been duly executed and delivered by iTurf and Merger Sub and, assuming the due authorization, execution and delivery of this First Amendment and the Ancillary Documents to which each is party by the other parties hereto and thereto, constitutes legal, valid and binding obligations of iTurf and Merger Sub, enforceable against them in accordance with their respective terms except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether enforceability is considered a proceeding at law or in equity).

                           (ii) The respective Boards of Directors of iTurf and
Merger Sub (A) have declared that this First Amendment, the Ancillary Documents to which each is party and transactions contemplated hereby and thereby are advisable and in the best interests of the stockholders of iTurf and Merger Sub,
(B) have authorized, approved and adopted this First Amendment, the Ancillary Documents and the transactions contemplated hereby and thereby and (C) have authorized and empowered the officers of iTurf and Merger Sub executing and delivering this First Amendment and the Ancillary Documents to which each is party to execute and deliver this First Amendment and the Ancillary Documents to which each is party.


                  (c)      NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

                           (i) Except for the consent or waiver described in
Section 13(a) of this First Amendment, the execution and delivery by iTurf and Merger Sub of this First Amendment and the Ancillary Documents to which each is party do not, and the performance by iTurf and Merger Sub of this First Amendment and the Ancillary Documents to which each is party will not, (i) conflict with or violate the certificate of incorporation or bylaws of iTurf or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to iTurf or Merger Sub or by which their respective properties are bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair iTurf's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of or result in the creation of a Lien or encumbrance on any of the properties or assets of iTurf pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which iTurf is a party or by which iTurf or its or any of its properties are bound or affected, except in any such case that would not have an iTurf Material Adverse Effect.

                           (ii) The execution and delivery of this First
Amendment by iTurf will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent iTurf from performing its obligations under this First Amendment and
(iii) as would not have an iTurf Material Adverse Effect.

                  (d)      CAPITAL STOCK.

                           (i) As of the date of this First Amendment, the
authorized capital stock of iTurf consists of (i) 100,000,000 shares of Class A common stock, par value $.01 per share, of which 38,275,306 shares are issued and outstanding, (ii) 12,500,000 shares of Class B common stock, par value $.01 per share, of which 11,425,000 shares are issued and outstanding and (iii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Each outstanding share of iTurf capital stock is duly authorized, validly issued and outstanding, fully paid and nonassessable and free of any preemptive rights and not issued in violation of any federal or state securities laws.

                           (ii) The shares of iTurf Common Stock which may be
issued under this First Amendment have been duly authorized and, when so issued in accordance with the terms hereof, such shares will be validly issued, fully paid and non-assessable and, based upon the representations and warranties made by the Selling Stockholders in Section 5(c), will not be issued in violation of any federal or state securities laws.

                  (e)      SEC FILINGS, FINANCIAL STATEMENTS .

                           (i) iTurf has timely filed all forms, reports and
documents required to be filed by it with the SEC since April 9, 1999 and its Registration Statement No. 333-36300 remains effective and current (it being understood that iTurf filed a Notification of Late Filing on Form 12b-25 with respect to its Quarterly Report on Form 10-Q for the period ended October 28, 2000, and filed such report within five days of the date on which such report would otherwise have been required to be filed). iTurf has heretofore delivered to the Selling Stockholders and their counsel, in the form filed with the SEC and, to the extent required, delivered to the Nasdaq Stock Market its (i) Annual Report on Form 10-K for the fiscal year ended January 29, 2000, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 28, 2000, July 31, 2000 and October 28, 2000 and (iii) Current Reports on Form 8-K filed with the SEC on February 25, 2000, March 14, 2000, November 17, 2000, and December 4, 2000 (collectively, the "ITURF SEC REPORTS"). The iTurf SEC Reports (A) were prepared in accordance with the requirements of the Exchange Act, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this First Amendment, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                           (ii) Each of the financial statements (including, in
each case, any related notes thereto) contained in the iTurf SEC Reports and the October 28, 2000 balance sheet of the Surviving Corporation (which will be delivered to the Sellers' Agent in accordance with Section 13) was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of iTurf as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and such statements do not contain all notes required by GAAP.

                  (d) ABSENCE OF CERTAIN CHANGES OR EVENTS . Except as set forth in the iTurf SEC Reports, since October 28, 2000, to iTurf's knowledge, no event or events has or have occurred, or failed to occur, that, either individually or in the aggregate, has had, or reasonably could be expected to have, an iTurf Material Adverse Effect.

         7.    [INTENTIONALLY OMITTED]

         8.    FIRST OFFER/LAST MATCHING RIGHT.

                  (a) Each Selling Stockholder may sell, assign or otherwise transfer and solicit offers to purchase or otherwise acquire First Refusal Shares issued under the Merger Agreement, as amended, only in compliance with the provisions of this Section 8.

                  (b) A Selling Stockholder desiring to sell, assign or otherwise transfer First Refusal Shares (a "SHARE SELLER") shall first deliver written notice to iTurf (hereinafter referred to as the "NOTICE OF OFFER") which Notice of Offer, may be by e-mail or telecopy to iTurf at the address(es) shown in Section 12 of the First Amendment, shall specify (i) the number of Shares owned by the Share Seller which such Share Seller wishes to sell (the "OFFERED SHARES"), (ii) either (A) the Fair Market Value (as defined below) per share for the Offered Shares on the day preceding the date on which the Notice of Offer is sent to iTurf or (B) a price per share for the Offered Shares greater than such Fair Market Value (the "Limit Offer Price"), in either case the specified price per share being sometimes referred to herein as the "OFFER PRICE," (iii) whether the Share Seller proposes to sell the Offered Shares to (x) a Third Party Transferee (as defined in Section 8(e)) or (y) in one or more "brokers' transactions," within the meaning of Section 4(4) of the Securities Act, in one or more transactions directly with a "market maker," as defined in Section 3(a)(38) of the Exchange Act, or in one or more "crossed trades" in which the purchaser of the Offered Shares is unknown to the Share Seller (a transaction described in this clause (y) being referred to as a "MARKET TRANSACTION") and
(iv) a telecopy number or e-mail address to which notices pursuant to this
Section 8 may be sent to such Selling Stockholder. The Notice of Offer shall constitute an irrevocable offer by the Share Seller to sell to iTurf and to Kahn, or their assignees, the Offered Shares at the Offer Price. The "FAIR MARKET VALUE" of a Share shall be (a) the last reported sales price of a share of the Common Stock on the NASDAQ Automated Quotation System ("NASDAQ") on the date of determination, or if no sale took place on such date, the average of the closing bid and asked prices for a Share on NASDAQ on such date, or (b) if NASDAQ is closed on the date of determination or if no closing bid and closing asked prices are published for the date of determination, then as provided in clause (a) or clause (b), as applicable, on the last day prior to the date of determination on which NASDAQ shall report transactions. If, however, the iTurf Common Stock shall be listed or admitted for trading on the New York Stock Exchange or the American Stock Exchange, the "Fair Market Value" of a share of the Common Stock shall be (x) the last reported sales price of a share of Common Stock on such exchange, or if no sale took place on such date, the average of the closing bid and closing asked prices for a share of the iTurf Common Stock on such exchange on such date, or (y) if the exchange is closed on the date of determination or if no closing bid and closing asked prices are published for the date of determination, then as provided in clause (x) or clause (y), as applicable on the last day prior to the date of determination on which the exchange shall be open for the transaction of business, in each case as reported in the principal consolidated transaction reporting system for such national securities exchange. If the iTurf Common Stock is not listed or traded on NASDAQ or on the New York Stock Exchange or the American Stock Exchange, then "Fair Market Value" shall be as determined by the Share Seller in good faith.

                  (c) Within one (1) business day following its receipt of the Notice of Offer, (i) iTurf shall notify the Share Seller in writing at the telecopy number or by e-mail to the e-mail address of the Selling Stockholder set forth in the Notice of Offer as to the number of Offered Shares, if any, it or Kahn, or their assignees, is electing to purchase (such notification is hereinafter referred to as a "NOTICE OF ACCEPTANCE") which, except in the case of a Market Transaction or as otherwise permitted by the Selling Stockholder, must be all of the Offered Shares. If iTurf does not provide a Notice of Acceptance to the Share Seller within such period, iTurf and Kahn shall be deemed to have declined to purchase any of the Offered Shares. A Notification of Acceptance shall be deemed to be an irrevocable commitment to purchase the number of Offered Shares specified from the Share Seller.

                  (d) Following the decline of a Notice of Offer, Selling Stockholder may make (i) Market Transactions, to the extent proposed in the Selling Stockholder's Notice of Offer subject to the provisions of Section 8(f) (it being understood that if the Notice of Offer contained a Limit Offer Price, then the gross sales price per share in any such Market Transactions must be at least equal to the Limit Offer Price) and (ii) other transfers in compliance with the remaining provisions of Section 8(e) and Section 8(f).

                  (e) Prior to the acceptance of an offer from a third party (a "THIRD PARTY TRANSFEREE"), the Share Seller shall notify iTurf of the Share Seller's intention to make the Transfer (the "TRANSFER NOTICE"), which Transfer Notice shall include (i) the number of Offered Shares, (ii) the identity of the prospective Third Party Transferee(s), if known, (iii) the price per share proposed by the Third Party Transferee (the "TRANSFER PRICE"), (iv) the material terms and conditions upon which the proposed sale is to be made. The Transfer Notice shall certify that the Share Seller has received a firm offer from the prospective Third Party Transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. iTurf shall have an option, which shall expire at 9:00 a.m. on the next Trading Day following the date of receipt of the Transfer Notice, to elect to purchase (or cause its assignees to purchase) the Offered Shares at the Transfer Price subject to the same material terms and conditions as described in the Transfer Notice. iTurf (or its assignees) may exercise such purchase option and, thereby, purchase all (but not less than all) the Offered Shares by notifying the Share Seller in writing at the telecopy number or by e-mail to the e-mail address of the Selling Stockholder set forth in the Notice of Offer before the expiration of the option as to whether it intends to purchase the Offered Shares. With respect to proposed Transfers of Offered Shares other than in Market Transactions, if iTurf fails to timely exercise its option to purchase all of the Offered Shares specified in a Transfer Notice within the period provided, then the Share Seller may, within a period of ten (10) Trading Days from the date of the date of expiration of the option under Section 8(e), consummate the sale of the Offered Shares to one or more third parties for cash or a promissory note or other binding payment obligation at a price per share not less than the Transfer Price, and on such other terms and conditions as are no more favorable to the proposed transferee than those specified in the Transfer Notice and may consummate a sale to such transferee.

                  (f) If the Share Seller does not complete the sale of the Offered Shares (i) in the case of a Market Transaction, within thirty (30) Trading Days or (ii) other than in the case of a Market Transaction, within ten
(10) Trading Days of the date of expiration of the option under Section 8(e), the provisions of this Section 8 shall again apply, and no sale of Offered Shares not theretofore sold in accordance with this Section 8 by the Share Seller shall be made otherwise than in accordance with the terms of this First Amendment, including the delivery of a Notice of Offer in accordance with
Section 8(b) hereof.

                  (g) The closing of purchases of Offered Shares by iTurf or Kahn pursuant to this Section 8 shall take place no later than five (5) Trading Days after the date of the applicable Notice of Offer or Transfer Notice, at 10:00 A.M. local time at the principal offices of iTurf, or at such other date, time or place as the parties to the sale may agree. At least three (3) Trading Days prior to such closing, iTurf shall notify the Share Seller(s) in writing of the names of purchaser(s) and the portion of the Offered Shares to be purchased by each. At such closing, the Share Seller(s) shall sell, transfer and deliver full right, title and interest in and to the Offered Shares to the purchaser(s), free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature and shall deliver to iTurf a certificate or certificates representing the Offered Shares sold to the purchaser(s), in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers in favor of the purchaser(s) duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer and any other documents reasonably necessary for such transfer. Simultaneously with delivery of such certificates, the purchaser(s) of the Offered Shares shall deliver to the Share Seller(s), by wire transfer of immediately available funds to such bank account as the Share Seller(s) shall designate, a cash amount equal to the product of the Offer Price or the Transfer Price, as the case may be, and the number of Offered Shares being acquired by such purchaser, in full payment of the purchase price of the Offered Shares purchased.

                  (h) The right of first offer provided under this Section 8 shall terminate on March 1, 2002 and shall not apply to sales made between and including May 20, 2001 and November 20, 2001.

                  (i) Notwithstanding anything to the contrary contained herein, this Section 8 shall not require a Share Seller to deliver a Notice of Offer with respect to the proposed sale of less than an aggregate of 10,000 Shares in one or more transactions within any ten (10) day period.

                  (j) Notwithstanding anything to the contrary contained herein, the Company may assign in whole or in part to Kahn or any "accredited investor" (within the meaning of SEC Regulation D) its rights to accept an offer made in a Notice of Offer or in a Transfer Notice.

                  (k) iTurf shall be permitted to place a restrictive legend on each certificate representing Shares subject to the provisions of this Section 8.

         9.       ANCILLARY AGREEMENTS.

                  (a) iTurf and the Selling Stockholders shall negotiate in good faith and enter into an escrow agreement or substantively similar arrangements with terms and provisions acceptable to each party (the "SECOND ESCROW AGREEMENT").

                  (b) Concurrently with the execution of this First Amendment, iTurf and the Selling Stockholders and the Escrow Agent shall execute an amendment to the Registration Rights Agreement in the form attached hereto as EXHIBIT A (the "REGISTRATION RIGHTS AGREEMENT AMENDMENT").

         10. AMENDMENT AND RESTATEMENT OF SECTION 10.9. Section 10.9 of the Merger Agreement is hereby amended and restated as follows:

                  10.9 GOVERNING LAW; CONSENT TO JURISDICTION. The Merger Agreement , as amended by the First Amendment, shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause herein. Any controversy or claim arising out of or relating to the Merger Agreement, as amended by the First Amendment (and as such may be amended, supplemented or restated from time to time), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial

Arbitration Rules, Expedited Procedure, as modified herein, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event that any party's claim exceeds $1 million, exclusive of interest and attorneys' fees, the dispute shall be heard and determined by three arbitrators. The place of arbitration shall be the Borough of Manhattan, City of New York, State of New York. Each party shall bear its own costs and expenses and an equal share of the arbitrators' and administrative fees of arbitration. Subject to the provisions of this Section relating to arbitration, the state courts of the State of New York in New York County and, if the jurisdictional prerequisites exist at the time, the United States District Court for the Southern District of New York, shall have sole and exclusive jurisdictions to hear and determine any dispute or controversy arising under or concerning this Merger Agreement, as amended by the First Amendment. In any action or proceeding concerning such dispute or controversy, the parties consent to jurisdiction and waive personal service of any summons, complaint or other process; a summons or complaint in any such action or proceeding may be served by mail in accordance with Section 10.1 of the Merger Agreement.

         11. PAYMENT OF CERTAIN TRANSACTIONS COSTS. Promptly following execution of this Agreement:

         (a) iTurf shall pay to Parker Chapin LLP (or its successor firm), on behalf of Net Associates, the sum of $36,242 (the "ADVANCED AMOUNT"), representing the balance of legal fees and disbursements incurred by certain Selling Stockholders in connection with the entering into of the Merger Agreement (in addition to the amount previously borne by iTurf). This payment shall be deemed an advance of iTurf's obligations to Net Associates under
Section 1.7(a)(i)(4) of the Merger Agreement and any payments Net Associates is subsequently entitled to pursuant to such Section shall be reduced by the Advanced Amount.

         (b) Promptly following presentation by Parker Chapin LLP (or its successor firm) to iTurf of a detailed invoice reasonably satisfactory to iTurf, iTurf shall pay to Parker Chapin LLP (or its successor firm) legal fees and disbursements incurred by Parker Chapin LLP (and its successor firm) on behalf of the Selling Stockholders with respect to the First Amendment in an amount not to exceed $15,000.

         12.      MISCELLANEOUS.

                  (a) NOTICES. All notices or other communications in connection with this First Amendment shall be given in accordance with Section 10.1 of the Merger Agreement except that:

                           (i) Notices may be made by any other method expressly
contemplated by the First Amendment.

                           (ii) For purposes of Section 8 of the First
Amendment, iTurf may receive notices by e-mail by transmitting e-mail to both of the following addresses:

                           Legal@delias.com and Steve@delias.com

                           (iii) For purposes of Section 8 of the First
Amendment, iTurf may receive notices by facsimile transmission at: (212)590-6310

                           (iv) For purposes of the Merger Agreement and the
First Amendment, Yagan's address is:

                                    Sam Yagan
                                    c/o iTurf Inc.
                                    1 Battery Park Plaza
                                    6th Floor
                                    New York, NY 10004
                                    Telecopy: (212) 742-2063

                                            with copies to:

                                    Sam Yagan
                                    300 Mercer St., #16D
                                    New York, NY 10003

                                            and

                                    Parker Chapin LLP
                                    Attn: Richard Rubin
                                    The Chrysler Building
                                    405 Lexington Avenue
                                    New York, NY 10174
                                    Telecopy: (212) 704-6288

                  (b) FURTHER ASSURANCES . Each party agrees to execute any and all documents and to perform such other acts as may be reasonable and necessary or expedient to further the purposes of this First Amendment and the transactions completed hereby. Without limiting the foregoing, iTurf covenants and agrees that it will perform its obligations under Section 2 of the RRA Amendment.

                  (c) ENTIRE AGREEMENT . This First Amendment sets forth the parties' final and entire agreement with respect to its subject matter and supersede any and all prior understandings and agreements (other than the Merger Agreement which, except as expressly modified herein, shall continue in full force and effect). This First Amendment can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this First Amendment signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought except that this First Amendment may be amended by iTurf, the Company, and a majority in interest of the Selling Stockholders so long as the amendment does not adversely affect a non-signing Selling Stockholder in a disparate manner.

                  (d) ASSIGNMENT; BINDING EFFECT . This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns; PROVIDED, HOWEVER, that neither this First Amendment nor any right or obligation hereunder may be assigned or transferred without the written consent of the other parties. Notwithstanding anything to the contrary contained herein, it is understood that the right of the Selling Stockholders to receive Merger Consideration is not transferable under any circumstances except by operation of law or the laws of descent and distribution.

                  (e) NO THIRD PARTY BENEFICIARY . Except as otherwise expressly provided herein, the terms and provisions of this First Amendment are intended solely for the benefit of the parties hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  (f) PARAGRAPH HEADINGS . The paragraph or section headings in this First Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this First Amendment.

                  (g) SEVERABILITY; CONFLICT. If any provision of this First Amendment shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision (to the extent possible) shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this First Amendment.

                  (h) [Intentionally omitted].

                  (i) COUNTERPARTS. This First Amendment may be delivered by facsimile and executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  (j) SELLERS' AGENT. The agency and attorney powers created in
Section 10.11 of the Merger Agreement shall apply to this First Amendment to the same extent as they do to the Merger Agreement. iTurf and the Company shall be entitled to rely exclusively upon any communications given by the Sellers' Agents on behalf of any of the Selling Stockholders in accordance with this Section and Section 10.11 of the Merger Agreement and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications made by the Sellers' Agents in accordance with this Section and Section 10.11 of the Merger Agreement. Notwithstanding anything to the contrary contained herein, iTurf, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Selling Stockholders unless given or made through the Sellers' Agents, except as provided in Section 10.11(b) of the Merger Agreement or
Section 8 of the First Amendment.

                  (k) CONSTRUCTION . Each of the parties hereto has participated jointly in the negotiation and drafting of this First Amendment. In the event an ambiguity or question of intent or interpretation arises, this First Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this First Amendment. In the event of any conflict between the terms of the Merger Agreement and the First Amendment, the terms of the First Amendment shall prevail and the Merger Agreement shall be interpreted in the manner contemplated by the First Amendment. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         13.   CONDITIONS PRECEDENT.

               (a) CONGRESS Consent. iTurf requires the consent or waiver of Congress Financial Corporation in order to execute, deliver and perform its obligations under this First Amendment and the Merger Agreement as amended hereby. The receipt of such consent is a condition precedent to the obligations of each of the parties hereto. iTurf shall promptly notify Sellers' Agents when it has received such consent. If iTurf has not notified Sellers' Agents of the receipt of such consent by January 22, 2001, this First Amendment shall be null and void and the Merger Agreement shall continue in full force and effect as if this First Amendment had not been executed.

               (b) OCTOBER 28 BALANCE SHEET. iTurf shall deliver a copy of the October 28 Balance Sheet to Sellers' Agent not later than January 15, 2001. Sellers' Agents may accept or reject such balance sheet for any reason related to this Agreement by written notice to iTurf of such acceptance or rejection. If Sellers' Agents have not notified iTurf of their rejection of such balance sheet by January 9, 2000, then such balance sheet shall be deemed to be accepted by Sellers' Agents. The acceptance of such balance sheet by Sellers' Agents is a condition precedent to the obligations of each of the parties hereto. If iTurf has not delivered such balance sheet to Sellers' Agents by January 15, 2001, the Sellers' Agents may, by written notice to iTurf, elect that this First Amendment shall be null and void and the Merger Agreement shall continue in full force and effect as if this First Amendment had not been executed.


                            [SIGNATURE PAGE FOLLOWS]

             [SIGNATURE PAGE TO FIRST AMENDMENT TO MERGER AGREEMENT]

         IN WITNESS WHEREOF, iTurf, the Company and the Selling Stockholders have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        dELiA*s CORP. (F/K/A ITURF INC.)


                                        By:
                                           ----------------------------------
                                                 Dennis Goldstein
                                                 Chief Financial Officer


                                        THESPARK.COM INC.


                                        By:
                                           ----------------------------------
                                                 Dennis Goldstein
                                                 Chief Financial Officer


                                        SAM YAGAN, for himself and as Sellers'
                                        Agent*


                                        -------------------------------------


                                        NATHAN GANTCHER, for Net Associates and
                                        as Sellers' Agent*


                                        -------------------------------------


* Messrs. Yagan and Gantcher are acting in their capacity as Sellers' Agents as agent and attorney-in-fact for the Selling Stockholders listed below:

SELLING STOCKHOLDERS:
--------------------

BRIAN PHILLIPS                                               CHRISTOPHER COYNE
JUSTIN KESTLER                                               MAXWELL KROHN
ANDREW PRIHODKO                                              ELI BOLOTIN
CHRISTIAN RUDDER                                             DAN RING
JOHANNA TENGROTH                                             THOMAS RUSSO


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

SCHEDULE A:


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